Exhibit 5








                                        May 19, 1997



Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Dear Sirs:

      I am Senior Vice President and General Counsel of International Specialty Products Inc., a Delaware corporation (the "Corporation"), and have acted as counsel to the Corporation in connection with the Corporation's Registration Statement on Form S-8 (the "Registration Statement") pursuant to which the Corporation is registering an additional 2,000,000 shares (the "Additional Shares") of the Corporation's Common Stock, $.01 par value, which are issuable upon exercise of options granted under the Corporation's 1991 Incentive Plan for Key Employees and Directors, as amended (the "Plan").

      I am of the opinion that the Additional Shares have been duly authorized and, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        Richard A. Weinberg